December 18, 2008

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Zoltek Companies, Inc. File No. 0-20600

Dear Sir or Madam:

We have read Item 4.01(a.) of Form 8-K of Zoltek companies, Inc. (“the Registrant”) dated December 18, 2008, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with other statements made by the Registrant in this filing.

Very truly yours,

GRANT THORNTON LLP

Grant Thornton LLP
U.S. member firm of Grant Thornton International Ltd